Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Expecting Growth in the Third and Fourth Quarters

Spokane, WA—January 27, 2004—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 27, 2003.

For the second quarter of fiscal 2004, Key Tronic reported total revenue of $32.6 million, compared to $34.7 million in the previous quarter and $30.6 million for the second quarter of fiscal 2003. For the first six months of fiscal 2004, total revenue was $67.2 million, up from $64.6 million in the same period of fiscal 2003. The net loss for the second quarter of fiscal 2004 was $287,000 or ($0.03) per share, compared to net income of $20,000 or $0.00 per share in the previous period and $74,000 or $0.01 per share for the second quarter of fiscal 2003.

“While our second quarter revenue was in line with our expectations and we continued to focus on controlling our costs, we are planning for growth in coming quarters and expanding our manufacturing capacity,” said Jack Oehlke, President and Chief Executive Officer. “We are beginning production on new programs involving consumer products, specialty printer accessories and gaming technology. In the third quarter, we expect revenue to grow between 10% and 20% sequentially. Due to start up costs associated with new projects, we expect near breakeven bottomline results in the third quarter. In the fourth quarter, we anticipate that increased production levels will drive continued growth in revenue and earnings.”

“In addition to gradual expansion of programs with existing customers, our ability to offer an exceptional range of capabilities, competitive pricing, global logistics and responsive customer service continues to help us win new business. In the second quarter, we established new customer relationships involving single-board computers, memory cards and printer accessories. We remain very excited about the emerging opportunities for growing our business.”

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2050 (Reservation No. 562398). A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 562398). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2004. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors or customers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	December 27 2003	December 28 2002	December 27 2003	December 28 2002
Net sales	$32,567	$30,552	$67,219	$64,586
Cost of sales	29,835	27,068	61,071	57,596

Gross profit on sales	2,732	3,484	6,148	6,990

Operating expenses:
Research, development and engineering	589	774	1,288	1,484
Selling	338	456	846	923
General and administrative	1,730	1,832	3,495	3,626

Total operating expenses	2,657	3,062	5,629	6,033

Operating income	75	422	519	957

Interest expense	265	260	522	497
Litigation settlement	—	—	—	(12,186)
Other income	(13)	(28)	(19)	(262)

Income (loss) before income taxes	(177)	190	16	12,908

Income tax provision	110	116	283	355

Net income (loss)	$(287)	$74	$(267)	$12,553

Earnings per share:

Earnings (loss) per common share - basic and diluted	$(0.03)	$0.01	$(0.03)	$1.30
Weighted average shares O/S - basic and diluted	9,673	9,673	9,673	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 27 2003	June 28 2003
ASSETS
Current Assets:
Cash and cash equivalents	$869	$956
Trade receivables - net	18,746	17,078
Inventories	21,695	24,151
Other	2,309	2,050

Total current assets	43,619	44,235

Property, plant and equipment, net	11,111	11,982

Other Assets:
Restricted cash	600	1,142
Other - net	898	1,001
Goodwill - net	765	765

Total other assets	2,263	2,908

Total Assets	$56,993	$59,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$461	$730
Accounts payable	14,948	13,145
Accrued compensation and vacation	2,845	4,213
Litigation settlement	800	1,124
Other	2,145	3,240

Total current liabilities	21,199	22,452

Long-Term Liabilities:
Revolving loan	9,719	9,864
Litigation settlement	2,171	2,593
Other	1,051	1,096

Total long-term liabilities	12,941	13,553

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,673 and 9,673 shares	38,393	38,393
Retained deficit	(15,540)	(15,273)

Total shareholders’ equity	22,853	23,120

Total Liabilities and Shareholders’ Equity	$56,993	$59,125